                           AMENDMENT NO. 3


  THIS AMENDMENT NO. 3 dated as of September 30, 1994, is an amendment with respect to certain provisions of a Note Purchase Agreement dated as of January 3, 1991, as amended by Amendment No. 1, dated as of February 14, 1992, and Amendment No. 2, dated as of November 10, 1992, (the "Agreement") by and between Crown Central Petroleum Corporation (the "Company") and Principal Mutual Life Insurance Company, Life Investors Insurance Company of America, AUSA Life Insurance Company, State Mutual Life Assurance Company of America, SMA Life Assurance Company, American Family Mutual Insurance Company and American Family Life Insurance Company. Terms defined in the Agreement and not otherwise defined herein have the same meaning when used herein.

  Section 1. Amendment of Section 10.5(b). Effective as of the date hereof, the parties agree to amend section 10.5(b) of the Agreement by deleting the current text thereof and substituting the following:

  The Company and its Subsidiaries, on a consolidated basis, will not permit at any time its Consolidated Tangible Net Worth to be less than $250,000,000, plus 50% of Consolidated Net Income on a cumulative basis for each fiscal year subsequent to the year ended December 31, 1991 and for which year Consolidated Net Income is positive.

  Section 2. Amendment of Section 10.5(d). Effective as of the date hereof, the parties agree to amend Section 10.5(d) of the Agreement by deleting the current text thereof, as amended, and substituting the following:

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  The Company and its Subsidiaries, on a consolidated basis, for each period of four (4) consecutive fiscal quarters of the Company (treated for these purposes as one accounting period) referred to below, will not permit the ratio of (i) Cash Flow plus Operating Lease rental expense plus Interest Expense to (ii) Fixed Charges plus scheduled mandatory payments of principal of Indebtedness, to be less than the ratio set forth below opposite the reference to such period:

  The four-quarter period
  ending on June 30, 1995                   1.5 to 1.0

  Each four-quarter period
  ending thereafter                         2.0 to 1.0


  Section 3. Interest Rate. If the Notes shall not have been prepaid in full in accordance with the terms of the Agreement prior to January 31, 1995, the interest rates set forth in Section 9.1 of the Agreement payable with respect to the Notes outstanding shall be increased by 1/4 of 1% (from 10.42% to 10.67% in the case of the regular rate and from 12.42% to 12.67% in the case of the default rate) retroactively from October 1, 1994 to and including the last day of the last fiscal quarter of the Company prior to the quarter in which the Company completes a period of four consecutive fiscal quarters of the Company (treated for this purpose as one accounting period) during which the ratio of (i) Cash Flow plus Operating Lease rental expense plus Interest Expense to (ii) Fixed Charges plus scheduled mandatory payments of principal of Indebtedness for the four-quarter period is
2.0 to 1.0 or greater.

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  Payment of the additional interest due, if any, as a result of the retroactive increase in interest rate from October 1, 1994 through December 31, 1994 shall be due and payable on January 31, 1995, and all other additional interest payable under this Amendment No. 3 shall be due and payable on January 31, and July 31 in each year.

  Section 4. Representations and Warranties of the Company. The Company represents and warrants that:
  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; has full corporate power and authority to execute, deliver and perform its obligations under this Amendment No. 3; the execution, delivery and performance by the Company of this Amendment No. 3 have been duly authorized by all necessary corporate action on its part; and this Amendment No. 3 has been duly and validly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms. The Company has all licenses and permits, the absence of which could reasonably be expected to have a Material Adverse Effect.
  (b) Neither the Company nor any of its Subsidiaries is in violation of any term of its certificate or articles of incorporation or by-laws, and neither the Company nor any of its Subsidiaries is in violation of any term of any agreement or instrument to which it is a party or by which it or any of its properties is bound so that such violation could reasonably be expected to have a Material Adverse Effect, or, except as disclosed in reasonable detail on Exhibit E to the Agreement or as disclosed in the Reports, any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority so that such violation could reasonably be expected to have a Material Adverse Effect; the execution, delivery and performance of this Amendment No. 3 do not result in any violation of or in a conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company or any of its Subsidiaries to create) any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any such term; and there is no such term which has a Material Adverse Effect or in the future may reasonably be expected to (so far as the Company or any of its Subsidiaries can now forsee) have a Material Adverse Effect.

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  (c)  Except for filings of 10-Ks, 10-Qs and other reports of a routine nature with the Securities and Exchange Commission, no consent, approval, authorization or declaration of, or filing with, any governmental authority is required of the Company for the valid execution, delivery and performance of this Amendment No. 3 or for the validity or enforceability thereof.

  Section 5. Amendment Fee. An amendment fee in the amount of 1/8 of 1% of the principal amount of the Notes outstanding on September 30, 1994 shall be due and payable on January 31, 1995 to the then holders of the Notes if and only if the Notes shall not have been paid in full prior to said January 31, 1995.

  Section 6. Status of Agreement. Except as otherwise expressly provided herein, all terms and conditions of the Agreement, as amended, shall remain unchanged and continue in full force and effect.

  Section 7. Counterparts. This Amendment No. 3 may be executed in any number of counterparts, all of which taken together shall constitute one document, and any one of the parties hereto may execute this Amendment No. 3 by signing such counterpart.

  Section 8. Condition Precedent. The effectiveness of this Amendment No. 3 is subject to the condition precedent that the Company shall have received this Amendment No. 3 executed by holders of at least a Majority in aggregate principal amount of the Notes now outstanding.

  WITNESS the signatures of the undersigned as of the date first above written.

                   CROWN CENTRAL PETROLEUM CORPORATION

                       By: John E. Wheeler, Jr.
                       John E. Wheeler, Jr.
                       Senior Vice President-Treasurer
                       and Controller

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The foregoing Amendment No. 3 is hereby agreed to as of the date hereof.

                   PRINCIPAL MUTUAL LIFE INSURANCE
                   COMPANY

                   By: James K. Hovey
                   Name: James K. Hovey
                   Title: Director - Securities
                          Investment

                   By: Daniel J. Garrett
                   Name: Daniel J. Garrett
                   Title: Assistant Director -
                          Securities Investment

                   LIFE INVESTORS INSURANCE COMPANY OF
                   AMERICA

                   By: Gregory W. Theobald
                   Name: Gregory W. Theobald
                   Title: VP & Asst. Secretary


                   FIRST AUSA LIFE INSURANCE
                   COMPANY

                   By: Gregory W. Theobald
                   Name: Gregory W. Theobald
                   Title: VP & Asst. Secretary


                   STATE MUTUAL LIFE ASSURANCE COMPANY
                   OF AMERICA

                   By: Scott C. Hyney
                   Name: Scott C. Hyney
                   Title: Assistant Treasurer


                   SMA LIFE ASSURANCE COMPANY

                   By: Scott C. Hyney
                   Name: Scott C. Hyney
                   Title: Assistant Treasurer


                   AMERICAN FAMILY MUTUAL INSURANCE
                   COMPANY

                   By: Phillip Hannifan
                   Name: Phillip Hannifan
                   Title: Investment Director


                   AMERICAN FAMILY LIFE INSURANCE
                   COMPANY

                   By: Phillip Hannifan
                   Name: Phillip Hannifan
                   Title: Investment Director